Exhibit 99.1
BOTTOMLINE APPOINTS BRUCE BOWDEN CHIEF FINANCIAL OFFICER
Seasoned financial executive brings proven growth and value creation experience

PORTSMOUTH, NH (March 1, 2021) - Bottomline (NASDAQ: EPAY), a leading provider of financial technology that makes complex business payments simple, smart and secure, today announced that Bruce Bowden has joined the company as Chief Financial Officer. Following a previously-announced transition, Bowden will assume full responsibilities of the role on March 12.

Bowden joins Bottomline from Interactions, a recognized leader in artificial intelligence and the development of intelligent virtual assistants that combine AI and human understanding to improve how businesses and consumers communicate. As its Chief Financial Officer, Bowden increased operational efficiency to accelerate growth and implemented multiple projects to improve top- and bottom-line performance. Previously, Bowden led corporate development, strategic planning and investor relations at Nuance Communications. As Chief Transformation Officer he was instrumental in accelerating both organic growth and earnings per share.

“Bruce brings an outstanding record of accomplishment and results within high-growth technology companies,” said Rob Eberle, CEO, Bottomline. “I am confident he will play an important role in driving Bottomline to its next level of growth and enterprise value. We are excited and thrilled to welcome him.”
“Bottomline has a large market opportunity, a clear competitive advantage, a history of successful product innovation and a culture focused on customer success,” said Bowden. “With the vast majority of revenues and growth coming from market leading SaaS platforms the company is well positioned to achieve new levels of growth. I am excited to be joining the team and look forward to helping the company accelerate its growth, profitability and enterprise value.”

Prior to Nuance, Bowden held leadership roles across finance, strategy, corporate development, and transformation at Nokia, PepsiCo, Neuf Cegetel and Boston Consulting Group. Bowden earned a Finance degree from Georgetown and JD and MBA degrees from the University of Virginia.

About Bottomline Bottomline (NASDAQ: EPAY) makes complex business payments simple, smart, and secure. Corporations and banks rely on Bottomline for domestic and international payments, efficient cash management, automated workflows for payment processing and bill review, and state of the art fraud detection, behavioral analytics and regulatory compliance solutions. Thousands of corporations around the world benefit from Bottomline solutions. Headquartered in Portsmouth, NH, Bottomline delights customers through offices across the U.S., Europe, and Asia-Pacific. For more information visit www.bottomline.com

Media Contact:
John Stevens
Bottomline
pr@bottomline.com
(978) 914-0735

Investor Contact:
Rick Booth
Bottomline
rbooth@bottomline.com
(603) 501-6270 BTInvestorPR